Exhibit 10.13

Confidential Materials omitted.

Double asterisks denote omissions.

DATED______________________________2021

CPI INNOVATION SERVICES LIMITED (1)

and

SMARTKEM LIMITED (2)

FRAMEWORK SUPPLY AGREEMENT

THIS AGREEMENT is made the day of 2021

BETWEEN:

(1)	CPI INNOVATION SERVICES LIMITED (company number Co No: 05735040) a company incorporated in England whose registered office is at Wilton Centre, Wilton, Redcar TS10 4RF (CPIIS); and

(2)	SMARTKEM LIMITED (company number 06652152) whose registered office is at Optic Technium Ffordd William Morgan, St Asaph Business Park, St Asaph, Clywd LL17 0JD (the Customer).

BACKGROUND:

(A)	The parties wish to set up a framework arrangement under which the Customer purchases Services from CPIIS on a call-off basis, with a guaranteed Annual Minimum Spend by the Customer before each Annual Take or Pay Date on a take or pay basis.

NOW IT IS AGREED AS FOLLOWS:

1	interpretation

1.1	In this Agreement the following words shall have the following meanings:

[**]

Annual Take or Pay Date means in respect of the first Year of the Minimum Term, 23 February 2022; in respect of the second Year of the Minimum Term, 23 February 2023; in respect of the optional third Year of the Maximum Term, 23 February 2024;

Call Off means a contract between the Customer and CPIIS formed under Clause 2 through the Customer's signed acceptance of CPIIS’s written offer to supply a quantity of Services requested by the Customer from time to time, in form set out in Schedule 3;

Commencement Date means 23 February 2021;

Conditions of Supply means CPIIS’s standard terms and conditions of supply in the form set out in Schedule 1 and which are hereby incorporated into this Agreement and into each Call Off;

Core Hours means the working hours in CPIIS’ premises in the Neville Hamlin Building, Thomas Wright Way, Sedgefield TS21 3FG of 8:30am until 5:30pm Monday to Friday except bank holidays;

Day to Day IP and Information Management Guidance means the guidance set out in Schedule 6;

Event of Force Majeure means in relation to any Party, any circumstances beyond the reasonable control of that Party including, but not limited to: (i) fire, flood, explosion, terrorism, war, riots, official national declared industrial action, government action or injunction; (ii) inability to obtain, or shortage of, fuel, power, gas, specialist replacement equipment, transportation or materials, accident to, or breakage of machinery or apparatus; (iii) strikes or labour disputes; (iv) any safety or emergency overrides; (v) lack of availability of key technical and scientific staff due to unexpected illness or their leaving the employment of CPIIS of their own volition;

Group means in relation to a Party, that company, any subsidiary or any holding company from time to time of that Party, and any subsidiary from time to time of a holding company of that Party.

Price means the sum payable for the Services stated in any Call Off which shall be calculated on the basis set out in Clause 2.3;

OPERATIONS AND PROJECT MANAGEMENT PROTOCOL means the protocol set out in Schedule 5;

Services means any of the types of service provided by CPIIS that are set out in Schedule 2, and which in respect of any Call Off shall be specified within that Call Off;

Term means a minimum period of 2 Years from the Commencement Date (“Minimum Term”) and a maximum period of 3 Years from the Commencement date (“Maximum Term”) together the Term;

Year means a period of 12 months running from the Commencement Date and the anniversary thereof, and Month means each calendar month during each Year;

1.2	In this Agreement references to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to that statute or statutory provision as from time to time amended, consolidated, modified, extended, re-enacted or replaced.

1.3	In this Agreement references to the masculine include the feminine and the neuter and to the singular include the plural and vice versa as the context admits or requires.

1.4	In this Agreement references to:

1.4.1	Clauses are to clauses of this Agreement; and

1.4.2	Schedules are to schedules of this Agreement; and

1.4.3	Parties are to the parties to this Agreement.

1.5	In this Agreement headings will not affect the construction of this Agreement

2	FRAMEWORK FOR SUPPLY OF SERVICES

2.1	Throughout the Term, all Services supplied by CPIIS to the Customer shall be made under a Call Off upon the Conditions of Supply, to the exclusion of all other terms and conditions (including any terms or conditions which the Customer purports to apply under any order or other document, or otherwise generally applied by the Customer to the purchase of Services) and in the event of any inconsistency in a Call Off between a term of this Agreement and the Conditions of Supply, such term of this Agreement shall prevail, followed by the Conditions of Supply. For the avoidance of doubt, to the extent that any provision of the Conditions of Supply expand upon or supplement the terms of this Agreement, they shall not be held to be in conflict.

2.2	No Call Off shall be valid or legally binding unless it has been countersigned by both Parties.

2.3	The Price for Services ordered under any Call Off during the Term shall be calculated by reference to CPIIS’s standard SME pricing rates (Rate Card) and be subject to any discounts, rebates or other incentives available to companies entering into long term supply contracts, the current version of the Rate Card applicable on the Commencement Date being set out in Schedule 4.

2.4	[**]

2.4.1	[**]

2.4.2	[**]

2.4.3	[**]

2.4.4	[**]

3	CPIIS’s obligations

3.1	Throughout the Term, CPIIS shall:

3.1.1	use its reasonable commercial endeavours to supply to the Customer such of the Customer’s requirements for the Services as the Customer may request under any Call Off, but may decline a Call Off where the Services requested, in CPIIS’s reasonable and expert opinion, and acting in good faith are;

(i)	not physically possible on the basis requested by the Customer, whether using the equipment available to CPIIS, or at all; or

(ii)	outside of the skill sets offered by CPIIS’s staff; and

3.1.2	use its reasonable commercial endeavours to accommodate the requested timings of Services to be delivered under any Call Off, but the Customer acknowledges that as the operator of a part publicly funded open access research facility, CPIIS cannot give undue priority to the Customer nor exclude other third parties from access to those facilities by permitting the Customer exclusive use of any resource as part of the Services; and

3.1.3	supply all Services under each Call Off subject to the Conditions of Supply.

4	OBLIGATIONS OF THE CUSTOMER

4.1	Subject to Clause 4.3, in consideration of reservation of staff and facilities required to deliver the Services and of the pricing model agreed under this Agreement, the parties have agreed that the Customer shall by the end of each Year make the relevant Annual Minimum Spend in respect of Services before each relevant Annual Take or Pay Date.

4.2	Subject to Clause 4.3, the Customer agrees that it shall in each Year make payments for Services to CPIIS under Call Offs of a total of at least the relevant Annual Minimum Spend before the relevant Annual Take or Pay Date.

4.3	The Customer shall be permitted on each Annual Take or Pay Date to reduce the Annual Minimum Spend for that Year by the total of the amount that the Customer has actually spent in that Year under Clause 7.3 with third party suppliers on alternative services to any Services ordered from CPIIS under any Call Off prior to an Event of Force Majeure that have been affected by such Event of Force Majeure. Where the Customer is unable to access the facility, the Annual Minimum Spend will be reduced on a pro rata basis in line with the formula set out in Schedule 5.

4.4	CPIIS agrees to provide the Customer with regular information in accordance with the Project Management Protocol, and the Customer agrees to proactively phase and manage the placing of its Call Offs throughout each Year so as to ensure the smooth and regular placing of Call Offs and delivery of Services in order to achieve each Annual Minimum Spend.

4.5	The Customer agrees that if in any Year has not made payments for Services to CPIIS under Call Offs of a total of at least the relevant Annual Minimum Spend before the relevant Annual Take or Pay Date, that without prejudice to any other rights or remedies that CPIIS may have under this Agreement, under any other agreement, or otherwise, that CPIIS shall by way of liquidated damages for any breach of Clause 4.2 be entitled to a payment of the shortfall in such Year between Services actually paid for by the Customer and the Minimum Spend (“Liquidated Damages”).

4.6	The Parties hereby agree that the Liquidated Damages are a genuine and reasonable pre-estimate of the loss that CPIIS would suffer in the event of a breach of Clause 4.2 by the Customer.

4.7	CPIIS shall be entitled to invoice the Liquidated Damages to the Customer at any time after the Annual Take or Pay Date, and the Customer shall pay such invoice within 30 days of issue.

5	assignment

Neither Party shall be entitled to assign, novate, sub-contract or otherwise transfer this Agreement or any part of it without the prior written consent of the other Party.

6	TERM, TERMINATION AND POST TERMINATION

6.1	This Agreement shall come into force on the Commencement Date and, subject to Clauses 6.2, 6.3 and 6.4, shall continue in force for the Term.

6.2	The Customer may terminate this agreement by giving six months’ notice in writing to CPIIS specifying a termination date (“Termination Date”) provided that the Termination Date specified in such notice occurs after the expiry of the Minimum Term. If no such notice is received by CPIIS, the agreement will continue in place until the expiry of the Maximum Term.

6.3	Either Party may, by notice in writing to the other Party, instantly terminate this Agreement if:

6.3.1	the other Party makes an arrangement or composition with its creditors, or otherwise takes the benefit of any act for the time being in force for the relief of insolvent debtors, or convenes a meeting of creditors (whether formal or informal), or enters into liquidation (whether voluntary or compulsory) except a solvent voluntary liquidation for the purpose only of reconstruction or amalgamation, or has a receiver and/or manager, administrator or administrative receiver appointed of its undertaking or any part thereof, or a resolution is passed or a petition presented to any court for the winding up of the other Party, or any proceedings are commenced relating to the insolvency or possible insolvency of the other Party; or

6.3.2	the other Party suffers or allows any execution, whether legal or equitable, to be levied on its property or obtained against it; or

6.3.3	the other Party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

6.3.4	the other Party ceases to trade; or

6.3.5	the other Party suffers or is subject to a similar situation or analogous action in any jurisdiction.

6.4	Either Party shall have the right to terminate this Agreement forthwith by written notice to the other Party in the event that the other Party is in material breach of its obligations under this Agreement and:

6.4.1	where such breach is capable of remedy, the Party receiving the notice fails to rectify such breach within thirty (30) days of receipt of a written notice from the terminating Party specifying the nature of the breach and requiring it to be rectified; or

6.4.2	where such breach is not capable of remedy, by serving written notice with immediate effect.

6.5	The termination of this Agreement shall not of itself act to terminate any individual contracts that may be in place between the Parties under any Call Off, each such Call Off being separately subject to the Conditions of Supply and the termination of each such contract under a Call Off being determined separately by the Parties under the Conditions of Supply.

6.6	The provisions of clauses 4, 5, 6, 7, 8 and 10 shall survive termination.

7	FORCE MAJEURE

7.1	Provided always that the Party in question uses all reasonable endeavours to prevent and mitigate an Event of Force Majeure, subject always to Clause 7.3, any Party affected by an Event of Force Majeure shall be excused performance of its obligations under or pursuant to the Agreement (save for those obligations in Clauses 4 and 5) if and to the extent that performance of such obligations is delayed, hindered or prevented by such Event of Force Majeure.

7.2	Without prejudice to Clause 7.1, if a Party is prevented in whole or in part from performing its obligations by reason of an Event of Force Majeure or is aware of the likelihood of being so prevented, it shall notify the other Party in writing promptly of the cause and extent of such non performance or likely non performance, the date or likely date of commencement thereof and the means proposed to be adopted to remedy or abate the Event of Force Majeure; and the Parties shall without prejudice to the other provisions of this Clause 7.2 consult with a view to taking such steps as may be appropriate to mitigate the effects of such Event of Force Majeure.

7.3	In the event that an Event of Force Majeure should last for more than 90 days without the Party affected by such Event of Force Majeure being able to mitigate, remedy or abate the Event of Force Majeure in accordance with the steps agreed by the parties under Clause 7.3, then the Customer shall be entitled to purchase from third party suppliers alternative services to any Services ordered from CPIIS under any Call Off prior to the Event of Force Majeure that have been affected by such Event of Force Majeure, and shall be permitted on the Take or Pay Date to make an adjustment to the Minimum Spend at set out under Clause 4.3 2.

7.4	For the avoidance of doubt, the parties acknowledge that as at the date of this Agreement there is a national and global pandemic related to the COVID19 virus (the “COVID19 Pandemic”). The parties agree that the COVID19 Pandemic and any related or associated consequences (including without limitation any lockdown or governmental action) shall be deemed to be a Force Majeure Event under this Agreement and the provisions of this Clause 7 shall accordingly apply if and to the extent that performance of a party’s obligations is delayed, hindered or prevented by such COVID19 Pandemic.

8	general

8.1	Each right or remedy of a Party under this Agreement is without prejudice to any other right or remedy of that Party whether under this Agreement or not.

8.2	If any wording in any provision of this Agreement is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void, voidable, unenforceable or unreasonable, such wording shall to the extent of such illegality, invalidity, voidness, voidability, unenforceability or unreasonableness be deemed severable, and the remaining provisions of this Agreement and the remainder of such provision shall continue in full force and effect.

8.3	Failure or delay by either Party in enforcing or partially enforcing any provision of this Agreement will not be construed as a waiver of any of its rights under this Agreement.

8.4	Any waiver by a Party of any breach of, or any default under, any provision of this Agreement by the other Party will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

8.5	A person who is not a party to this Agreement has no right under the Contracts (Right of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

8.6	The formation, existence, construction, performance, validity and all aspects of this Agreement shall be governed by English law and the parties submit to the exclusive jurisdiction of the English courts.

9	operations and PROJECT MANAGEMENT protocol

9.1	Both Parties agree to follow the Operations and Project Management Protocol including Service Level Agreement throughout the Term.

9.2	CPIIS shall procure that whilst providing the Services to the Customer under this Agreement, that its employees also follow the Day to Day IP and Information Management Guidance.

10	NON-SOLICITATION

10.1	Neither Party shall, directly or indirectly solicit or entice away from the employment of the other Party any person employed or engaged by the other Party during the Term and for a period of six (6) months after the expiry of the Term or the termination of this Agreement.

10.2	For the avoidance of doubt, the provisions of clause 10.1 above shall extend to the employees of each Party's Group.

SCHEDULE 1 – Conditions of supplY

SCHEDULE 2 – LIST OF SERVICES

SCHEDULE 3 – CALL OFF FORM

SCHEDULE 4 – RATE CARD

Schedule 5: Operations and Project Management Incorporating Service Level Agreement

SCHEDULE 6 – DAY TO DAY IP AND INFORMATION MANAGEMENT GUIDANCE

EXECUTED AND DELIVERED AS A DEED by the parties on the day and year first above written:

Executed and delivered as a deed

by CPI Innovation Services Limited

acting by a director

/s/ John Cocker

in the presence of:

Signature of witness

Name:

Occupation:

Address:

Executed and delivered as a deed

by Smartkem Limited

acting by a director

/s/ Robert Bahns

in the presence of:

Signature of witness

Name:

Occupation:

Address: